Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

EX-99.11. a

January 7, 2009

Board of Trustees Nationwide Variable Insurance Trust 1200 River Road Suite 1000 Conshohocken, Pennsylvania 19428

Subject: Registration Statement on Form N-14 Ladies and Gentlemen:

     We have acted as counsel to Nationwide Variable Insurance Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets of the NVIT Mid Cap Growth Fund (the “Mid Cap Growth Fund”), a series of the Trust, by and in exchange for Class I and Class II shares (the “Multi-Manager Fund Shares”) of the NVIT Multi-Manager Mid Cap Growth Fund (the “Multi-Manager Fund”), a series of the Trust (the “Mid Cap Growth Fund Transaction”), and the acquisition of all of the assets of the JPMorgan NVIT Balanced Fund (the “Balanced Fund”), a series of the Trust, by and in exchange for Class II shares (the “ID Moderate Fund Shares”) of the NVIT Investor Destinations Moderate Fund (the “ID Moderate Fund”), a series of the Trust (the “Balanced Fund Transaction”).

     We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with the Mid Cap Growth Fund Transaction and the Balanced Fund Transaction, as well as such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

     1. The Multi-Manager Fund Shares and ID Moderate Fund Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

     2. The Multi-Manager Fund Shares and ID Moderate Fund Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the net asset value.

Board of Trustees Nationwide Variable Insurance Trust January 7, 2009 Page 2

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Multi-Manager Fund Shares and ID Moderate Fund Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY: /s/Prufesh R. Modhera
Prufesh R. Modhera, a Partner